As filed with the Securities and Exchange Commission on October 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	98-0533350
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal registered offices) (Zip Code)

Amended and Restated Genpact Limited 2007 Omnibus Incentive Compensation Plan

Gecis Global Holdings 2005 Stock Option Plan

(Full title of the Plans)

Victor F. Guaglianone, Esq.

General Counsel

Genpact Limited

105 Madison Avenue

New York, NY 10016

(Name and address of agent for service)

(646) 624-5929

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Amended and Restated Genpact Limited 2007 Omnibus Incentive Compensation Plan, Common Shares, $0.01 par value	14,588,384 shares	$16.64	$242,750,709.76	$33,111.20
Gecis Global Holdings 2005 Stock Option Plan, Common Shares, $0.01 par value	495,915 shares	$16.64	$8,252,025.60	$1,125.58
Aggregate Amount to be Registered:	15,084,299 shares	Aggregate Registration Fee:		$34,236.78

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional Common Shares attributable to these registered shares which become issuable under the Registrant’s Amended and Restated 2007 Omnibus Incentive Compensation Plan or Gecis Global Holdings 2005 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Common Shares.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the 1933 Act on the basis of the average of the high and low selling price per share of the Registrant’s Common Shares on October 1, 2012 as reported by the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”), to register (1) an additional 14,588,384 common shares of Genpact Limited (the “Registrant”) issuable pursuant to the Genpact Limited 2007 Omnibus Incentive Compensation Plan (the “2007 Plan”) by reason of (i) a 5,593,200 share increase in the share reserve approved by the Company’s shareholders at its May 16, 2012 annual meeting, (ii) the termination, expiration and forfeiture of options to purchase 6,450,857 shares granted under the Company’s stock incentive plans other than the 2007 Plan since its original adoption, and (iii) a 2,544,327 share adjustment to the 2007 Plan share reserve (as increased by (i) and (ii) above) in connection with the extraordinary cash dividend paid on September 24, 2012 (the “Extraordinary Dividend”), and (2) an additional 495,915 common shares of the Registrant issuable pursuant to the Gecis Global Holdings 2005 Stock Option Plan (the “2005 Plan”) by reason of the adjustment to stock option awards outstanding under the 2005 Plan in connection with the payment of the Extraordinary Dividend.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 29, 2012;

•	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012, filed with the Commission on May 5, 2012 and August 9, 2012, respectively;

•

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by its Annual Report referred to in (a) above; and

•	The description of the Registrant’s Common Shares contained in Registrant’s Registration Statement on Form 8-A filed with the Commission on July 27, 2007 pursuant to Section 12(b) of the 1934 Act.

All reports and definitive proxy or information statements, if any, filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The bye-laws of the Registrant provide that each director, officer, resident representative, committee member and liquidator, manager or trustee acting in relation to the Registrant’s affairs and his or her heirs, executors and administrators (each, an “Indemnified Person”) will be indemnified and held harmless out of the Registrant’s assets against all liabilities, loss, damage or expense, whether under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him or her by or by reason of any act done, conceived in or omitted in the conduct of the Registrant’s business or in the discharge of his or her duties to the fullest extent authorized by the Companies Act. Each Indemnified Person will be indemnified out of the Registrant’s assets against all liabilities incurred by him or her by or by reason of any act done, conceived in or omitted in the conduct of the Registrant’s business or in the discharge of his or her duties, in defending any criminal or civil proceedings in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under the Companies Act in which relief from liability is granted by the court. Any indemnification to which an Indemnified Person is entitled due to amounts paid or discharged by him or her will become an obligation of the Registrant to reimburse such Indemnified Person making such payment or effecting such discharge.

The Registrant’s bye-laws also provide for the advancement of costs incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to the Registrant’s bye-laws upon receipt of an undertaking by or on behalf of an Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved against such Indemnified Person, provided that no amounts will be paid unless such payment is authorized upon a determination by vote of disinterested directors or shareholders or by independent legal counsel that indemnification would be proper because the Registrant’s director or officer met the standard of conduct which would entitle him or her to the indemnification thereby provided.

The bye-laws provide that the Registrant and the Registrant’s shareholders waive any claim or right of action against any Indemnified Person on account of any action taken by him or her or any failure by him or her to take any action in the performance of his or her duties with or for the Registrant, provided that such waiver will not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to matters which would render the waiver void pursuant to the Companies Act.

The Registrant is permitted to purchase and maintain insurance for or for the benefit of any Indemnified Person or any person who is or was at any time a director, officer or employee of the Registrant, or of any other company which is its holding company or in which the Registrant or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Registrant, or of any subsidiary undertaking of the Registrant or any such other company, or who is or was at any time trustee of any pension fund in which employees of the Registrant or any such other company or subsidiary undertaking are interested, including insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices in relation to the Registrant or any such other company, subsidiary undertaking or pension fund.

Notwithstanding anything contained in the bye-laws of the Registrant, an Indemnified Person will not be liable to the Registrant or its shareholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption from liability or limitation is not permitted under the Companies Act. Neither the amendment nor repeal of any provision of the Registrant’s bye-laws will alter the rights of an Indemnified Person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit

4.1(1)	Memorandum of Association of the Registrant.

4.2(2)	Bye-Laws of the Registrant.

4.3(3)	Form of specimen certificate for the Registrant’s common shares.

5.1	Opinion of Appleby (Bermuda) Limited

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Appleby (Bermuda) Limited is contained in Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1(4)	Amended and Restated Genpact Limited 2007 Omnibus Incentive Compensation Plan.

99.2(5)	Gecis Global Holdings 2005 Stock Option Plan.

(1)	Incorporated by reference to Exhibit 3.1 to Amendment No. 2 of the Registrant’s Registration Statement in Form S-1 (File 333-142875) filed with the Commission on July 16, 2007.
(2)	Incorporated by reference to Exhibit 3.3 to Amendment No. 4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-142875) filed with the Commission on August 1, 2007.
(3)	Incorporated by reference to Exhibit 4.1 to Amendment No. 4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-142875) filed with the Commission on August 1, 2007.
(4)	Incorporated by reference to Exhibit 1 to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-33626) filed with the Commission on April 15, 2011.
(5)	Incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-142875) filed with the Commission on May 11, 2007.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s Amended and Restated 2007 Omnibus Incentive Compensation Plan or Gecis Global Holdings 2005 Stock Option Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on this 4th day of October, 2012.

GENPACT LIMITED

By:	/s/ Victor F. Guaglianone
Name:	Victor F. Guaglianone
Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Genpact Limited, a Bermuda limited liability company, do hereby constitute and appoint Victor F. Guaglianone and Heather D. White, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ N.V. Tyagarajan	President, Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2012
N.V. Tyagarajan

/s/ Mohit Bhatia	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 4, 2012
Mohit Bhatia

/s/ Robert G. Scott	Non-Executive Chairman and Director	October 4, 2012
Robert G. Scott

/s/ John W. Barter	Director	October 4, 2012
John W. Barter

/s/ Mark F. Dzialga	Director	October 4, 2012
Mark F. Dzialga

/s/ Douglas M. Kaden	Director	October 4, 2012
Douglas M. Kaden

/s/ Jagdish Khattar	Director	October 4, 2012
Jagdish Khattar

/s/ James C. Madden	Director	October 4, 2012
James C. Madden

/s/ Denis J. Nayden	Director	October 4, 2012
Denis J. Nayden

/s/ Gary Reiner	Director	October 4, 2012
Gary Reiner

/s/ A. Michael Spence	Director	October 4, 2012
A. Michael Spence

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1(1)	Memorandum of Association of the Registrant.

4.2(2)	Bye-Laws of the Registrant.

4.3(3)	Form of specimen certificate for the Registrant’s common shares.

5.1	Opinion of Appleby (Bermuda) Limited.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Appleby (Bermuda) Limited is contained in Exhibit 5.1.

24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1(4)	Amended and Restated Genpact Limited 2007 Omnibus Incentive Compensation Plan.

99.2(5)	Gecis Global Holdings 2005 Stock Option Plan.

(1)	Incorporated by reference to Exhibit 3.1 to Amendment No. 2 of the Registrant’s Registration Statement in Form S-1 (File 333-142875) filed with the Commission on July 16, 2007.
(2)	Incorporated by reference to Exhibit 3.3 to Amendment No. 4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-142875) filed with the Commission on August 1, 2007.
(3)	Incorporated by reference to Exhibit 4.1 to Amendment No. 4 of the Registrant’s Registration Statement on Form S-1 (File No. 333-142875) filed with the Commission on August 1, 2007.
(4)	Incorporated by reference to Exhibit 1 to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-33626) filed with the Commission on April 15, 2011.
(5)	Incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-142875) filed with the Commission on May 11, 2007.